Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

EPIX Holdings Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-114705) on Form S-3 of Gevity HR, Inc. of our report dated April 26, 2004, with respect to the consolidated balance sheet of EPIX Holdings Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2003, which report appears in the Form 8-K/A of Gevity HR, Inc. dated May 6, 2004.

KPMG LLP

Tampa, Florida

May 6, 2004